Exhibit 21.1
Subsidiaries of Cardiac Science Corporation
Cardiac Science International A/S, a Danish corporation
Cardiac Science Holdings UK, a U.K. corporation
Shanghai Quinton Medical Device Co., Ltd., a Chinese joint venture company
LifeTec Medical Limited (dba Cardiac Science UK), a U.K. corporation